June 5, 2000


         I consent to the use, of my report dated January 23, 2000, in the Form SB2, on the financial statements of CD Memories.Com, Inc., dated December 31, 1999, included herein and to the reference made to me.

S/Clyde Bailey
Clyde Bailey